Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

For More Information, Contact:

Lawrence E. Donato, EVP

First Priority Financial Corp.

(484) 527-4022

ldonato@fpbk.com

First Priority Financial Corp. Announces its Completion of the Redemption of $6 Million

of its 9.00% Preferred Stock

January 22, 2016

Malvern, PA – First Priority Financial Corp. (“FPFC”) (OTCQX: FPBK) today announced its completion of the redemption of $6 million of its outstanding 9.00% Preferred Stock as previously announced on November 13, 2015. The Company financed the redemption through the issuance of $9.5 million of 7.00% subordinated notes due in November 2025, which were issued by First Priority Bank. The Bank will use the remainder of the net proceeds for general corporate purposes. The redemption transactions previously received all required regulatory approvals, including from the Federal Reserve, the FDIC and the Pennsylvania Department of Banking and Securities.

David E. Sparks, Chairman and CEO of FPFC and Chairman of the Bank, stated “We are pleased to have completed this partial repayment of FPFC’s outstanding preferred stock which represents a significant step for the Company.”

About First Priority

First Priority Financial Corp. is a bank holding company with assets in excess of $500 million, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank is a full service commercial bank providing personal and business lending, deposit products and wealth management services through its eight offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates,

(4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.